                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Downey Financial Corp.:

  We consent to incorporation by reference in the registration statement (No. 333-79835) on Amendment No. 2 to Form S-3 of Downey Financial Corp. of our report dated January 20, 1999, relating to the consolidated balance sheets of Downey Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Downey Financial Corp. and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP
                                          KPMG LLP

Los Angeles, California

July 15, 1999